Exhibit 99.5

From India To Nasdaq: Roadzen secures listing with $683 Million equity value

•	Roadzen is expected to start trading on Nasdaq today under the tickers “RDZN” and “RDZNW” for its ordinary shares and warrants, respectively.

Roadzen, a global insurance technology company on a mission to transform global auto insurance powered by advanced AI, announced today that it has completed its previously announced business combination with Vahanna Tech Edge Acquisition I Corp., a special purpose acquisition company, which was approved at the extraordinary general meeting of Vahanna shareholders on August 25, 2023. The combined company will operate under the name Roadzen Inc., and its ordinary shares and warrants are expected to commence trading on Nasdaq today.

Built in India with a global vision, Roadzen has achieved a significant milestone by securing a pre-money equity value of $683 million. Roadzen is expected to make its debut on Nasdaq today, with its ordinary shares trading on the Nasdaq Global Market under the symbol “RDZN” and its warrants trading on the Nasdaq Capital Market under the symbol “RDZNW”. The Company will ring the closing bell at Nasdaq in New York City on September 22, 2023.

Roadzen is a leading provider of AI-powered insurance technology solutions that help insurers improve customer experience, reduce fraud, and make better underwriting decisions. The company’s solutions are used by over 90 enterprise customers including major global insurers, fleets and carmakers to provide superior customer experiences in the US, UK, Europe and India. Roadzen has strategically partnered with global automotive players, including Mercedes, Audi, Volvo-Eicher, Mitsubishi, Skoda, Seat, Renault, and Dacia, major insurers such as Axa, Societe Generale, and Arch, and fleet companies such as CJ Darcl.

In addition to these collaborations, Roadzen serves an extensive customer base of over 2,600 smaller agents and fleets. These partnerships and the diverse customer portfolio provide Roadzen with substantial opportunities for upselling and cross selling its innovative products and services.

Roadzen has achieved a 5x revenue growth in the last 2 years, growing its revenues from $13.5 million in FY 2021 to $58.6 million (proforma) in FY 2023.

Roadzen expects the merger with Vahanna to provide Roadzen with the capital and resources it needs to accelerate its growth and expand its product offerings. The company plans to use the proceeds from the transaction to invest in AI research, expand its sales and marketing efforts, and make strategic acquisitions.

The combined company will continue to be led by Rohan Malhotra and the current Roadzen management team. The Company will be supported by a highly experienced board with extensive technology and capital markets experience.

Commenting on today’s announcement, Roadzen’s Founder and Chief Executive Officer, Rohan Malhotra, said, “Going public is a pivotal moment in Roadzen’s journey, yet it’s merely one milestone in our mission to deliver simpler, smarter and safer insurance to drivers globally. We’re incredibly excited about the transformative potential of AI in reshaping the $800 billion auto insurance market and are going to be unwavering in our focus to build Roadzen as the leader at the intersection of AI, mobility and insurance.”

Steve Carlson, Chairman of Roadzen, added, “Roadzen’s Nasdaq listing signifies our commitment to reshaping the auto insurance industry through advanced AI technology. Positioned at the forefront of the evolving landscape of connected, electrified, and autonomous mobility, we are poised to redefine in-vehicle experiences across identity, payments, logistics, and insurance.”

Vinode Ramgopal, Chairman of Vahanna’s sponsor, Vahanna LLC, added, “Roadzen is truly one of the rare insurtech platforms leveraging applied AI, telematics and computer vision to revolutionize the legacy auto insurance industry, which is plagued by rising costs and soaring premiums. In today’s inflationary environment, better underwriting and claims processing, coupled with lowering costs for insurers and ultimately consumers, provide a significant runway for Roadzen’s growth in the years ahead.”

The global automobile insurance market, valued at US$817 billion in 2022, is projected to grow rapidly at a robust CAGR of 7.1%. Roadzen, on the forefront of this evolving landscape, is positioned to redefine in-vehicle experiences, encompassing identity, payments, logistics, and insurance, amid a global shift towards connected, electrified, and autonomous mobility.

Roadzen is a leading insurance technology company on a mission to transform global auto insurance powered by advanced AI. Thousands of clients - from some of the world’s leading insurers, fleets and carmakers to small fleets, brokers and insurance agents - use Roadzen’s technology to build new products, sell insurance, process claims and improve road safety. Roadzen’s pioneering work in telematics and computer vision has earned recognition as a top AI innovator by publications such as Forbes, Fortune Magazine and Financial Express. Roadzen has 400 employees across 8 global offices in the U.S., India, U.K. and France.